As filed with the Securities and Exchange Commission on July 18, 2005

Registration No. 333-120629

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERITAS Software Corporation

(Exact name of Registrant as specified in its charter)

Delaware	77-0507675
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

350 Ellis Street
Mountain View, California 94043
(650) 527-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Options granted under the KVault Software Limited Enterprise Management Incentive Scheme and
assumed by VERITAS Software Corporation
(Full title of the plan)

Gary Bloom
President
VERITAS Software Corporation
350 Ellis Street
Mountain View, California 94043
(650) 527-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

William H. Hinman, Jr., Esq.
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304
(650) 251-5000

RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-8 (Registration No. 333-120629) (the “Registration Statement”) of VERITAS Software Corporation, a Delaware Corporation (“VERITAS”), pertaining to the registration of 1,300,000 shares of VERITAS Common Stock, par value $0.001 per share (as such amounts may have increased for any stock splits, stock dividends, or similar transactions occurring subsequent to the original filing date), to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on November 19, 2004.

     Symantec Corporation, a Delaware Corporation (“Symantec”), Carmel Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Symantec (“Merger Sub”), and VERITAS entered into an Agreement and Plan of Reorganization dated as of December 15, 2004 (the “Merger Agreement”), pursuant to which among other things, Merger Sub would be merged with and into VERITAS, VERITAS would become a wholly-owned subsidiary of Symantec, and all outstanding shares of VERITAS Common Stock, $0.001 par value per share would be converted into the right to receive 1.1242 shares of Symantec Common Stock, $0.01 par value per share and cash in lieu of any fractional share, and a single share of VERITAS special voting stock will be converted into a right to receive a share of Symantec special voting stock (these actions are collectively referred to as the “Merger”).

     On June 24, 2005, Symantec held a special meeting of stockholders at which Symantec stockholders approved, among other things, the issuance of shares of Symantec Common Stock and the share of Symantec special voting stock in connection with the Merger. On June 24, 2005, VERITAS held a special meeting of stockholders at which VERITAS stockholders approved the adoption of the Merger Agreement. The Merger became effective on July 2, 2005 (the “Effective Date”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

     As a result of the Merger, VERITAS has terminated all offerings of VERITAS Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by VERITAS in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of VERITAS Common Stock which remain unsold at the termination of the offering, VERITAS hereby removes from registration all shares of VERITAS Common Stock registered under the Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on July 18, 2005.

VERITAS SOFTWARE CORPORATION
By:	/s/ Gary Bloom
Gary Bloom,
President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on July 18, 2005 in the capacities indicated.

SIGNATURE	TITLE

/s/ Gary Bloom Gary Bloom	President (Principal Executive Officer)
/s/ Edwin Gillis Edwin Gillis	Senior Vice President (Principal Financial and Accounting Officer)
/s/ Gregory Myers Gregory Myers	Director